Exhibit 99.1

Contact:	Michael Schuh	(425) 951-1333
	Anne Bugge	(425) 951-1378

  SONOSITE REPORTS STRONG THIRD QUARTER RESULTS

Revenue Increases 20%, US Grows 26%, International Up 12%
MicroMaxx (TM) System Accounts for 33% of System Revenue
Operating Income Rises 67%

BOTHELL, WA --October 27, 2005 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today announced strong financial results for the third quarter and nine months ended September 30, 2005.

Worldwide revenue in the third quarter of 2005 grew 20% to $34.8 million compared with $29.1 million in the third quarter of 2004.  For the nine months of 2005, the company's total revenue grew 30% to $102.3 million compared with $78.7 million for the same period of the prior year.

SonoSite's operating income rose 67% in the third quarter of 2005 over that of 2004 to $2.1 million.  The company reported net income of $1.4 million, or $0.09 per diluted share in the third quarter of 2005, compared with net income of $1.4 million, or $0.09 per diluted share in the third quarter of 2004. The company's consolidated tax rates for the third quarters of 2005 and 2004 were 43% and 11%, respectively. Year-to-date, SonoSite reported net income of $119,000 or $0.01 per diluted share, compared with a loss of $49,000, or breakeven on a per share basis, for the nine months of 2004.

"Our strong progress in the quarter was driven by the positive impact of the MicroMaxx (TM) system and outstanding results from our US sales organization," said Kevin M. Goodwin, President and CEO. "Market response to the MicroMaxx system has been excellent and its sales accounted for 33% of system revenue in the quarter.  Our US sales force hit their stride and delivered a superb performance by every measure. Adoption of the MicroMaxx system has evolved faster in the US than forecasted and we are seeing a positive reception in Europe as well. These results are encouraging as we are still in the process of introducing the product in a number of key international markets such as Japan, Australia, China and India."

"The growth rate for our international business was lower than planned, due to Asia Pacific and Germany," Goodwin said.  "As we noted earlier, the transition from distributor to direct business operations in the Asia Pacific region is occurring more slowly than we had originally anticipated. However, we are beginning to see encouraging signs of growth in this region, which was up 22% for the quarter compared with the same period in 2004. We are in the process of implementing several actions to improve our performance in Germany, including the hiring of a stellar ultrasound executive which we expect to announce in the very near future and one who will get this situation quickly back on track."

Goodwin further commented, "We are entering our fourth quarter with good momentum and we continue to establish a solid foundation for improved operating results in 2006.  We plan to introduce two upgrades for the MicroMaxx system prior to year-end.  These upgrades include new transducers for surgery and pediatric cardiology, cardiology performance enhancements as well as wireless capability. We believe these features will further extend our lead in the market."

The company's gross margin rose to 70.4% in the third quarter compared with 67.0% in the third quarter of 2004. The increase in gross margin over the prior year was due to improved product mix, increased manufacturing efficiencies and a reduced royalty rate.  For the nine months of 2005, gross margin increased to 69.9 % compared with 66.2% for the prior year.

Operating expenses grew 23% to $22.4 million during the third quarter of 2005 and included higher than expected legal expenses related to a high level of pretrial activity in the patent litigation case, compared with $18.3 million in the third quarter of 2004. Sequentially, operating expenses declined 15% in the third quarter of 2005 from the year's second quarter levels. Higher second quarter expense levels reflected investment in the launch of the MicroMaxx system during that quarter. Reflecting these launch and legal costs, operating expenses grew 35% to $70.9 million for the first nine months of 2005 compared with $52.5 million for the same period of the prior year.

The company's consolidated tax rate of 43% for the third quarter of 2005 was higher than the expected annual rate of approximately 35% and results from the impact upon consolidation for shipments made to the company's international subsidiaries, for which no tax provision or benefit is recorded due to the valuation allowance.  The tax rate is expected to be lower in the year's fourth quarter as these timing issues are not expected to recur.

The company had an 11% effective tax rate in the third quarter of 2004 because it reflected only alternative minimum tax and state income tax provisions as a result of the valuation allowance at that time.  Income tax expense is largely a non-cash item due to utilization of the company's net operating loss carryforwards.

US revenue grew 26% over the third quarter of 2004 and 27% over the first nine months of 2004. US revenue accounted for 59% of total revenue in the third quarter of 2005 and 52% for the nine months of 2005. International revenue grew 12% compared with the third quarter of 2004 and 33% over the first nine months of 2004.

Cash, cash equivalents and investments increased $7.1 million during the third quarter of 2005 and totaled $64.0 million as of September 30, 2005.

Company Outlook for Remainder of 2005 and Preliminary Guidance for 2006

For 2005, management continues to expect revenue growth to be in a range of 27% to 30% over that of 2004 with a gross margin of approximately 70%.  Operating expenses for the year are expected to approximate 64% to 65% of revenue reflecting the already incurred higher legal expenses. As stated previously, operating expenses are expected to decline in the second half of 2005 compared with first half levels, both in terms of absolute dollars and as a percentage of revenue.

The company expects its overall effective tax rate for 2005 to be approximately 35% to 37%.  Due to the utilization of its US net operating loss carry forwards, the company's tax expense is largely a non-cash item.  The company continues to expect to achieve its objective of at least doubling pre-tax income as compared with 2004.

For 2006, management continues to target a goal of 25% annual revenue growth over that of 2005.  Quarterly revenue growth rates are expected to vary following historical seasonal patterns. In addition, other factors that may cause variability in quarterly growth rates are bulk government and hospital orders and one-time demo inventory orders from new distribution partners. The company's overall annual tax rate is expected to be 35% to 37% and may vary from quarter to quarter. The company's objective is to at least double pre-tax income in 2006 over that of 2005.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning October 27, 2005, 4:30 pm (PT) until November 10, 2005, midnight (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code -- 7505444 - is required to access the replay.  The call also will be archived on SonoSite's website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound, with an installed base of more than 20,000 systems.  The company, headquartered near Seattle, Washington, is represented by eight subsidiaries and a global distribution network in over 75 countries.  SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs 470 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our new MicroMaxx™ ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the outcome of pending patent litigation and expenses associated with such litigation, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, "Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price," included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations

(in thousands except per share data) (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$34,809	$29,124	$102,289	$78,714
Cost of revenue	10,297	9,601	30,785	26,632

Gross margin	24,512	19,523	71,504	52,082

Operating expenses:
Research and development	3,803	2,943	11,017	9,063
Sales and marketing	15,464	12,652	50,276	36,400
General and administrative	3,175	2,686	9,656	7,065

Total operating expenses	22,442	18,281	70,949	52,528

Operating income (loss)	2,070	1,242	555	(446)

Other income, net	454	342	352	566

Income before income taxes	2,524	1,584	907	120

Provision for income taxes	1,078	169	788	169

Net income (loss)	$1,446	$1,415	$119	$(49)

Basic net income (loss) per share	$0.09	$0.10	$0.01	$(0.00)

Diluted net income (loss) per share	$0.09	$0.09	$0.01	$(0.00)

Weighted average common and potential
common shares used in computing:

Basic net income (loss) per share	15,630	14,837	15,461	14,742

Diluted net income (loss) per share	16,285	15,738	16,100	14,742

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	September 30, 2005	December 31, 2004

Cash and cash equivalents	$21,224	$17,272
Short-term investment securities	19,944	14,319
Accounts receivable, net	34,114	33,586
Inventories	23,583	17,990
Deferred income taxes	5,532	3,596
Prepaid expenses and other current assets	2,870	2,476

Total current assets	107,267	89,239

Property and equipment, net	7,654	7,632
Investment securities	22,869	32,490
Deferred income taxes	21,332	21,189
Goodwill	1,008	972
Other assets	3,317	3,570

Total assets	$163,447	$155,092

Accounts payable	$4,569	$6,360
Accrued expenses	10,318	10,747
Deferred revenue	4,865	4,522

Total current liabilities	19,752	21,629

Deferred rent	288	228

Total liabilities	20,040	21,857

Shareholders' equity:
Common stock and additional paid-in capital	208,771	196,470
Deferred stock compensation	(1,809)	--
Accumulated deficit	(64,325)	(64,444)
Accumulated other comprehensive income	770	1,209

Total shareholders' equity	143,407	133,235

Total liabilities and shareholders' equity	$163,447	$155,092